EXECUTION COPY

FURNITURE BRANDS INTERNATIONAL, INC.
BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

$150,000,000
6.83% Senior Notes
Due May 17, 2018

_________

NOTE PURCHASE AGREEMENT
_________

Dated as of May 17, 2006

PPN: 36110# AB 3

i

	6.2.	Source of Funds	13

7.	INFORMATION AS TO OBLIGORS		14
	7.1.	Financial and Business Information	14
	7.2.	Officer’s Certificate	17
	7.3.	Visitation	18
	7.4.	Limitation on Disclosure Obligation	18

8.	PAYMENT AND PREPAYMENT OF THE NOTES		18
	8.1.	Prepayments	18
	8.2.	Optional Prepayments with Make-Whole Amount	19
	8.3.	Allocation of Partial Prepayments	20
	8.4.	Maturity; Surrender, etc	20
	8.5.	Purchase of Notes	20
	8.6.	Make-Whole Amount	21

9.	AFFIRMATIVE COVENANTS		22
	9.1.	Compliance with Law	22
	9.2.	Insurance	22
	9.3.	Maintenance of Properties	23
	9.4.	Payment of Taxes	23
	9.5.	Corporate Existence, etc	23
	9.6.	Books and Records	24

10.	NEGATIVE COVENANTS		24
	10.1.	Consolidated Debt	24
	10.2.	Fixed Charge Coverage	24
	10.3.	Priority Debt	24
	10.4.	Indebtedness of Subsidiaries	24
	10.5.	Liens	25
	10.6.	Mergers, Consolidations, etc	27
	10.7.	Sale of Assets	28
	10.8.	Terrorism Sanctions Regulations	29
	10.9.	Subsidiary Guaranty	29
	10.10.	Nature of Business	29
	10.11.	Transactions with Affiliates	29

11.	EVENTS OF DEFAULT		29

12.	REMEDIES ON DEFAULT, ETC		32
	12.1.	Acceleration	32
	12.2.	Other Remedies	33
	12.3.	Rescission	33
	12.4.	No Waivers or Election of Remedies, Expenses, etc	33

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		33
	13.1.	Registration of Notes	33
	13.2.	Transfer and Exchange of Notes	34
	13.3.	Replacement of Notes	34

14.	PAYMENTS ON NOTES		35

	14.1.	Place of Payment	35
	14.2.	Home Office Payment	35

15.	EXPENSES, ETC		35
	15.1.	Transaction Expenses	35
	15.2.	Survival	36

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		36

17.	AMENDMENT AND WAIVER		36
	17.1.	Requirements	36
	17.2.	Solicitation of Holders of Notes	37
	17.3.	Binding Effect, etc	37
	17.4.	Notes Held by Obligors, etc	38

18.	NOTICES		38

19.	REPRODUCTION OF DOCUMENTS		38

20.	CONFIDENTIAL INFORMATION		39

21.	SUBSTITUTION OF PURCHASER		40

22.	RELEASE OF SUBSIDIARY GUARANTOR		40

23.	MISCELLANEOUS		40
	23.1.	Successors and Assigns	40
	23.2.	Payments Due on Non-Business Days	41
	23.3.	Accounting Terms	41
	23.4.	Severability	41
	23.5.	Construction	41
	23.6.	Counterparts	41
	23.7.	Governing Law	42
	23.8.	Jurisdiction and Process; Waiver of Jury Trial	42
	23.9.	Independent Obligation; Waiver	43

SCHEDULE A	--	Information Relating to Purchasers
SCHEDULE B	--	Defined Terms

SCHEDULE 5.3	--	Disclosure Materials
SCHEDULE 5.4	--	Subsidiaries and Ownership of Subsidiary Stock

SCHEDULE 5.5	--	Financial Statements
SCHEDULE 5.14	--	Use of Proceeds
SCHEDULE 5.15	--	Indebtedness
SCHEDULE 10.4	--	Indebtedness of Subsidiaries
SCHEDULE 10.5	--	Liens

EXHIBIT 1(a)	--	Form Senior Note
EXHIBIT 1(b)	--	Form of Subsidiary Guaranty
EXHIBIT 4.4(a)	--	Form of Opinion of Special Counsel for the Obligors
EXHIBIT 4.4(b)	--	Form of Opinion of Special Counsel to the Purchasers

FURNITURE BRANDS INTERNATIONAL, INC.
BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

101 South Hanley Road
St. Louis, Missouri 63105
(314) 863-1100
Fax: (314) 863-5306

$150,000,000 6.83% Senior Notes
Due May 17, 2018

Dated as of May 17, 2006

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

FURNITURE BRANDS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and each Subsidiary Co-Obligor (each such Subsidiary Co-Obligor and the Company, an “Obligor,” and collectively the “Obligors”), jointly and severally, agree with you as follows:

1.	AUTHORIZATION OF NOTES.

The Obligors have authorized the issue and sale of $150,000,000 of 6.83% Senior Notes, due May 17, 2018 (the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1(a), with such changes therefrom, if any, as may be approved by you, the Other Purchasers and the Obligors. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. Subject to Section 22, the Notes will be guaranteed by any Subsidiary that is not an Obligor and is now or in the future becomes a guarantor of, or otherwise becomes obligated in respect of, any Indebtedness to banks under the Credit Agreement (individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) pursuant to a guaranty in substantially the form of Exhibit 1(b) (the “Subsidiary

Guaranty”). The Notes will be unsecured and will rank pari passu with the Obligors’ Indebtedness to banks under the Credit Agreement and with all other senior unsecured Indebtedness of the Obligors.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Obligors will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Obligors, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no obligation and no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Gardner Carton & Douglas LLP, 191 North Wacker Drive, Suite 3700, Chicago, Illinois 60606-1698, at 9:00 a.m., Chicago time, at a closing (the “Closing”) on May 17, 2006 or on such other Business Day thereafter on or prior to May 19, 2006 as may be agreed upon by the Obligors and you and the Other Purchasers. At the Closing the Obligors will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Obligors or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Obligors to account number 716487293 at JPMorgan Chase Bank, 10 South Dearborn, Chicago, Illinois 60670, ABA Number 021000021. If at the Closing the Obligors fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.
Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your reasonable satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

         The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing, except for failures to be so correct that individually or in the aggregate would not reasonably be expected to result in a Material Adverse

Effect; provided, however, that representations and warranties containing a material adverse effect or other materiality qualifier shall be correct in all respects.

4.2.	Performance; No Default.

The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. No Obligor or any other Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

4.3.	Compliance Certificates.

(a)
Officer’s Certificate. The Obligors shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)
Secretary’s Certificate. The Company and each other Obligor shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4.	Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of such Closing (a) from Jerry Lybarger, General Counsel of the Obligors, substantially in the form set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Obligors instruct their counsel to deliver such opinion to you) and (b) from Gardner Carton & Douglas LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s

Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Obligors shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Obligors shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained by Gardner Carton & Douglas LLP for the Notes.

4.9.	Changes in Corporate Structure.

No Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Credit Agreement.

You and your special counsel shall have received a copy of the executed Credit Agreement.

4.11.	Subsidiary Guaranty.

Each Subsidiary Guarantor shall have executed and delivered the Subsidiary Guaranty in favor of you and the Other Purchasers and you shall have received a copy of a fully executed counterpart thereof.

4.12.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.13.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

The Obligors, jointly and severally, represent and warrant to you that:

5.1.	Organization; Power and Authority.

Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of each Obligor, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Obligors, through their agents, J.P. Morgan Securities Inc., Mitsubishi Securities (USA), Inc., Wachovia Capital Markets, LLC and Wells Fargo Capital Markets, have delivered to you and each Other Purchaser a copy of a Confidential Offering Placement Memorandum (including the documents incorporated by reference therein), dated April 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings delivered to you and each Other Purchaser by or on behalf of the Obligors in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to you and each Other Purchaser prior to May 17, 2006 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Obligors that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)
Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)
All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)
Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)
No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4, renewals and replacements of such agreements, and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the

Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements; Material Liabilities.

            The Obligors have delivered to you and each Other Purchaser, or made available through the Company’s public filings with the SEC, copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnotes). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by each Obligor of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any other Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Obligor or any other Subsidiary is bound or by which any Obligor or any other Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any other Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any other Subsidiary.

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Agreement or the Notes, other than current reports on Form 8-K to be filed with the Securities and Exchange Commission.

5.8.	Litigation; Observance of Statutes and Orders.

(a)
There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor or any other Subsidiary or any property of any Obligor or any other Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)
No Obligor or any other Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes, shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all material respects. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2005.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

(a)
The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others,

(b)	To the best knowledge of each Obligor, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise,

authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c)
To the best knowledge of each Obligor, there is no Material violation by any Person of any right of the Obligor or any other Subsidiary with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Obligor or any other Subsidiary.

5.12.	Compliance with ERISA.

(a)
The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)
The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in an amount that would be individually or in the aggregate Material. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)
The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)
The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)	The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13.	Private Offering by the Company.

No Obligor or anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 44 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. No Obligor or anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14.	Use of Proceeds; Margin Regulations.

The Obligors expect to apply the proceeds of the sale of the Notes to refinance or repay Indebtedness of the Company as set forth in Schedule 5.14 and for general corporate purposes. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness; Future Liens.

(a)
Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2006 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. No Obligor or any other Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor or other Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any other Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such

Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)
Except as disclosed in Schedule 5.15, no Obligor or any other Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

(c)
No Obligor or any other Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or any other Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) that limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Obligor, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, etc.

(a)
Neither the sale of the Notes by the Obligors hereunder nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)
No Obligor or any other Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Obligors and each other Subsidiary are in compliance, in all material respects, with the USA Patriot Act.

(c)
No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.

5.17.	Status under Certain Statutes.

No Obligor or any other Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended by the ICC Termination Act, as amended, or the Federal Power Act, as amended.

5.18.	Environmental Matters.

(a)
No Obligor or any other Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any other Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)
No Obligor or any other Subsidiary has knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c)
No Obligor or any other Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d)
All buildings on all real properties now owned, leased or operated by any Obligor or any other Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19.	Solvency of Obligors and Subsidiary Guarantors.

After giving effect to the transactions contemplated herein and after giving due consideration to any rights of contribution and reimbursement, (i) each Obligor and Subsidiary Guarantor has received reasonably equivalent value for, in the case of each Obligor, executing and delivering this Agreement and issuing and selling the Notes and, in the case of each Subsidiary Guarantor, executing and delivering the Subsidiary Guaranty, (ii) the fair value of the assets of each Obligor and Subsidiary Guarantor (both at fair valuation and at present fair saleable value) exceeds its liabilities, (iii) each Obligor and Subsidiary Guarantor is able to and expects to be able to pay its debts as they mature, and (iv) each Obligor and Subsidiary Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1	Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes. You represent that you (i) are a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and (ii) have had the opportunity to ask questions of the Obligors and have received answers regarding such questions and the transactions contemplated hereby.

6.2	Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a)
the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)
the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)
the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as you have disclosed to the Obligors in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)
the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control”

in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Obligor and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Obligors in writing pursuant to this clause (d); or

(e)
the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in any Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Obligors in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g)
the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Obligors in writing pursuant to this clause (g); or

(h)	the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO OBLIGORS.

7.1.	Financial and Business Information.

            The Obligors will deliver to each holder of Notes that is an Institutional Investor:

(a)
Quarterly Statements -- within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

	(i)	a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

	(ii)	consolidated statements of operations and shareholders’ equity and comprehensive income of the Company and its Subsidiaries for such quarter and

(in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)	consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at www.furniturebrands.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)
Annual Statements -- within 80 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, copies of,

	(i)	a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

	(ii)	consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b); and provided further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)
SEC and Other Reports -- promptly upon their becoming available, one copy of each regular or periodic report, each registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each prospectus (other than one relating solely to employee benefit plans) and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other written statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that in each case the Company shall be deemed to have made such delivery if it shall have made Electronic Delivery thereof;

(d)
Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice to any Obligor or taken any action with respect to a claimed default hereunder or that any Person has given any notice to any Obligor or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;

(e)
ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)
with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)
the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)
any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or

IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)
Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt by a Responsible Officer thereof, subject to Regulation FD, applicable privacy laws or regulations and contractual obligations, copies of any written notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to non-compliance or alleged non-compliance with any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(g)
Requested Information -- with reasonable promptness, subject to Regulation FD, applicable privacy laws or regulations and contractual obligations, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Obligors or any other Subsidiary or relating to the ability of the Obligors to perform their obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which in the case of Electronic Delivery of any such financial statements, shall be by separate substantially concurrent delivery of such certificate to each holder of Notes):

(a)
Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 10.1 through Section 10.11, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)
Event of Default -- a statement that such Senior Financial Officer has reviewed, or caused review by a Responsible Officer of, the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or propose to take with respect thereto.

7.3.	Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)
No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, but no more than one time in any fiscal year, to visit during normal business hours the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit during normal business hours the other offices and properties of the Company and each Subsidiary, all at such reasonable times as may be reasonably requested in writing; and

(b)
Default -- if a Default or Event of Default then exists, at the expense of the Company (which shall not exceed the reasonable expenses incurred by such holder), to visit during normal business hours and inspect any of the offices or properties of the Company or any Subsidiary to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, all at such reasonable times and as often as may be reasonably requested.

7.4.	Limitation on Disclosure Obligation.

No Obligor shall be required to disclose the following information pursuant to Section 7.1 or 7.3:

(a)
Information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 20, such Obligor would be prohibited from disclosing by applicable privacy laws or regulations; or

(b)
Information that, notwithstanding the confidentiality requirements of Section 20, such Obligor is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon such Obligor and not entered into in contemplation of this clause (b).

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.	Prepayments.

(a)
Required Prepayments. On May 17, 2014 and on each May 17 thereafter to and including May 17, 2017 the Obligors will prepay $30,000,000 principal amount (or such lesser prin-cipal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.

(b)	Change of Control Prepayments.

(i)
Upon the occurrence of a Change of Control Event, the Obligors, upon notice as provided below, shall offer to prepay the entire principal amount of the Notes at 100% of the principal amount thereof, plus accrued interest, without the payment of any Make-Whole Amount. The Obligors shall give notice of any offer to prepay the Notes to each holder of the Notes promptly, but in no event later than 15 Business Days, after any Responsible Officer has actual knowledge of a Change of Control Event. Such notice shall specify (i) the nature of the Change of Control Event in reasonable detail, (ii) the date fixed for prepayment, which, to the extent practicable, shall be not less than 30 or more than 60 calendar days after the date of such notice, but in any event shall not be later than the Effective Date of the Change of Control if it has not occurred or 15 Business Days thereafter if it has occurred, (iii)  the estimated Effective Date of the Change of Control if it has not occurred, (iv) the interest to be paid on the prepayment date with respect to such principal amount being prepaid and (v) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Obligors, which shall not be later than 30 calendar days after the date of such notice. Failure by a holder of Notes to respond to an offer made pursuant to this Section 8.1(b) shall be deemed to constitute rejection of such offer by such holder.

(ii)
The obligation of the Obligors to prepay Notes pursuant to the offers required by, and accepted in accordance with, Section 8.1(b)(i) is subject to the effectiveness of the Change of Control Event in respect of which such offers and acceptances shall have been made. In the event that the Effective Date of the Change of Control does not occur on the proposed prepayment date in respect thereof, the prepayment shall be deferred until and shall be made on the Effective Date of the Change of Control (which shall be a Business Day). The Obligors shall keep each holder of Notes reasonably and timely informed of (A) any such deferral of the date of prepayment, (B) the expected Effective Date of the Change of Control and (C) any determination by the Obligors that efforts to consummate the change of control constituting the Change of Control Event have ceased or been abandoned (in which case the offers and acceptances made pursuant to Section 8.1(b)(i) shall be deemed rescinded).

8.2.	Optional Prepayments with Make-Whole Amount.

The Obligors may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes in an amount not less than $2,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Obligors will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Obligors shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, except as otherwise provided in Section 8.1(b), the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Obligors shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.	Purchase of Notes.

The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Obligors or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Obligors shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Obligors will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.	Make-Whole Amount.

       The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the “PX1 Screen” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

Without limiting Section 10.8, each Obligor will, and will cause each other Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

Each Obligor will, and will cause each other Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.3.	Maintenance of Properties.

Each Obligor will, and will cause each other Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Obligor or any other Subsidiary from discontinuing the operation and the maintenance of any of its properties if such Obligor or Subsidiary has concluded that such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes.

Each Obligor will, and will cause each other Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Obligor or any other Subsidiary, provided that no Obligor or any other Subsidiary need pay any such tax, assessment, charge, levy or claims if (i) the amount, applicability or validity thereof is contested by any Obligor or such other Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing of all such returns and/or nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

Subject to Sections 10.6 and 10.7, each Obligor will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.6 and 10.7, the Obligors will at all times preserve and keep in full force and effect the corporate existence of each other Subsidiary (unless merged into or with, or substantially all of its assets are transferred to, an Obligor or a Wholly Owned Subsidiary) and all rights and franchises of the Obligors and the other Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect a particular corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.6.	Books and Records.

Each Obligor will, and will cause each other Subsidiary to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.	NEGATIVE COVENANTS.

The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:

10.1.	Consolidated Debt.

The Company will not permit the ratio of Consolidated Debt (as of any date) to Consolidated EBITDA (for the Company’s then most recently completed four fiscal quarters) to be greater than 3.50 to 1.00 at any time.

10.2.	Fixed Charge Coverage.

The Company will not permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges (in each case for the Company’s then most recently completed four fiscal quarters) to be less than 2.50 to 1.00 at any time.

10.3.	Priority Debt.

The Company will not permit Priority Debt to exceed 20% of Consolidated Net Worth (as of the end of the Company’s then most recently completed fiscal quarter) at any time.

10.4.	Indebtedness of Subsidiaries.

The Company will not at any time permit any Subsidiary, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:

(a)
Indebtedness outstanding on the date hereof that is described on Schedule 10.4 and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased;

(b)	Indebtedness owed to the Company or a Wholly Owned Subsidiary;

(c)	Indebtedness of the Obligors outstanding under this Agreement and the Credit Agreement;

(d)
Indebtedness of a Subsidiary outstanding at the time of its acquisition by the Company, provided that (i) such Indebtedness was not incurred in contemplation of becoming a Subsidiary, (ii) at the time of such acquisition and after giving effect thereto, no Default or Event of Default exists or would exist, and (iii) such Indebtedness may not be extended, renewed, refunded or refinanced except as otherwise permitted herein;

(e)	Indebtedness not otherwise permitted by the preceding clauses (a) through (d), provided that immediately before and after giving effect thereto and to the application of the proceeds thereof,

	(i)	no Default or Event of Default exists, and

	(ii)	Priority Debt does not exceed 20% of Consolidated Net Worth (as of the end of the Company’s then most recently completed fiscal quarter).

10.5.	Liens.

The Company will not, and will not permit any other Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

(a)	Liens for taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 9.4;

(b)
any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(c)
Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, operators’, warehousemen’s, mechanics’, materialmen’s and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers’ compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(d)
encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not Material;

(e)	Liens securing Indebtedness existing on property or assets of the Company or any other Subsidiary as of the date of this Agreement that are described in Schedule 10.5;

(f)	Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly Owned Subsidiary;

(g)
Liens (i) existing on property at the time of its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on property created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or development thereof to secure or provide for all or a portion of the purchase price or cost of the acquisition, construction or development of such property after the date of Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that in the case of clauses (i), (ii) and (iii) such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value (determined in good faith by one or more officers of the Company to whom authority to enter into such transaction has been delegated by the board of directors of the Company) of the property subject thereto;

(h)	customary rights of set-off upon deposit accounts and securities accounts of cash in favor of banks or other depositary institutions and other securities intermediaries;

(i)	Liens in the nature of licenses that arise in the ordinary course of business of the Company or any of its Subsidiaries;

(j)
any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is an investor in a joint venture of a Subsidiary of the Company in the case of equity interests issued by such joint venture or qualifying shares or similar arrangements designed to satisfy requirements of applicable laws in the case of equity interests issued by a joint venture or Subsidiary so long as such call or similar right does not secure Indebtedness of the Company or any Subsidiary;

(k)
Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (e) and (g), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement (except to the extent, if any, premiums or refinancing costs are paid in connection therewith), (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist; and

(l)
Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) of this Section 10.5, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, Priority Debt does not exceed 20% of Consolidated Net Worth (as of the end of the Company’s then most recently completed fiscal quarter).

Notwithstanding the foregoing, the Company will not, and will not permit any other Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Liens securing obligations under the Credit Agreement, unless the Company contemporaneously provides for the Notes to be equally and ratably secured with such obligations under the Credit Agreement (pursuant to documentation, including an intercreditor agreement, reasonably satisfactory to the Required Holders), and in such case the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. The holders of the Notes agree to release any such Liens to the extent that Liens are released under the Credit Agreement; provided, that (x) at the time of such release, no Default or Event of Default exists and the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes to such effect, and (y) if any fee or other form of consideration is given to the lenders under the Credit Agreement specifically for such release, holders of the Notes shall receive equivalent consideration.

10.6.	Mergers, Consolidations, etc.

The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:

(a)
any Obligor may consolidate or merge with any other Obligor or other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any other Obligor or any other Person, provided that:

(i)
the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of an Obligor as an entirety, as the case may be, is a solvent corporation, general partnership, limited partnership or limited liability company or other business entity organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if an Obligor is not such survivor or Person, (A) such survivor or Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (B) shall have caused to be delivered to each holder of any Notes an opinion of counsel reasonably satisfactory to the Required Holders (which may be counsel to the Company), to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

	(ii)	after giving effect to such transaction, no Default or Event of Default shall exist; and

	(iii)	after giving effect to such transaction, the Obligors or such successor, survivor or Person could incur at least $1.00 of additional Indebtedness

(b)
any other Subsidiary may (x) merge into an Obligor (provided that the Obligor is the surviving corporation) or another Wholly Owned Subsidiary or (y) sell, transfer or lease all or any part of its assets to an Obligor or another Wholly Owned Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.7 or, as a result of which, such Person becomes a Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately after giving effect thereto, there shall exist no Default or Event of Default;

No such conveyance, transfer, sale or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.6 from its liability under this Agreement or the Notes.

10.7.	Sale of Assets.

Except as permitted by Section 10.6, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

(a)
in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary;

(b)	immediately before and after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(c)
immediately after giving effect to the Asset Disposition, the aggregate net book value of all Asset Dispositions in any fiscal year would not exceed 20% of Consolidated Total Assets as of the end of the then most recently completed fiscal year of the Company.

Notwithstanding the foregoing, the Company may, or may permit any Subsidiary to, make an Asset Disposition and the assets subject to such Asset Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c) of the preceding sentence to the extent that the net proceeds from such Asset Disposition are, within 365 days of such Asset Disposition, (A) reinvested in assets to be used in the existing business of the Company or a Subsidiary, or (B) applied to the payment or prepayment of the Notes or any other outstanding Indebtedness of the Company or any Subsidiary ranking pari passu with or senior to the Notes (other than Indebtedness owing to the Company, any Subsidiary or any Affiliate or in respect of any revolving credit or similar credit facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness). For purposes of the foregoing clause (B), the Obligors shall offer to prepay (not less than 30 or more than 60 days following such offer) the Notes on a pro rata basis with such other Indebtedness at a price of 100% of the principal amount of the Notes to be prepaid (without any Make-Whole Amount) together with interest accrued to the date of prepayment; provided that if any holder of the Notes declines such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 Business Days prior to the proposed prepayment date to an offer to prepay made pursuant to this Section 10.7 shall be deemed to constitute a rejection of such offer by such holder.

10.8.	Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

10.9.	Subsidiary Guaranty

The Company will not permit any Subsidiary that is not an Obligor to become a borrower or a guarantor of Indebtedness owed to banks under the Credit Agreement unless such Subsidiary is, or concurrently therewith becomes, a party to the Subsidiary Guaranty.

10.10.	Nature of Business.

The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business that the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.11.	Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course of the Company’s or such Subsidiary’s business and upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)
any Obligor defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)	any Obligor defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)	any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.9; or

(d)
any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 45 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any holder of a Note; or

(e)
any representation or warranty made in writing by or on behalf of the Obligors or any Subsidiary Guarantor or by any officer of any Obligor or any Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)
(i) any Obligor or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests or any purchase or repayment of Indebtedness on account of the voluntary sale or transfer of the property or assets which secures such Indebtedness and which is required by the terms of the agreement pursuant to which such Indebtedness is outstanding), (x) any Obligor or any Material Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require any Obligor or any Material Subsidiary so to purchase or repay such Indebtedness; or

(g)	any Obligor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)
a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any Material Subsidiary, or any such petition shall be filed against any Obligor or any Material Subsidiary and such petition shall not be dismissed within 75 days; or

(i)
a final judgment or judgments for the payment of money aggregating in excess of $40,000,000 are rendered against one or more of the Obligors or any other Subsidiary (other than all or any portion of such judgment(s) to the extent covered by insurance pursuant to which the insurer has accepted liability), which judgments are not, within 75 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 75 days after the expiration of such stay; or

(j)
if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, is Material, (iv) Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)
any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Subsidiary Guaranty or the Subsidiary Guaranty ceases to be in full force and effect or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a)
If an Event of Default with respect to any Obligor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred and is continuing, all the Notes then outstanding shall automatically become immediately due and payable.

(b)
If any other Event of Default has occurred and is continuing, any holder or holders of 51% or more in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Obligors, declare all the Notes then outstanding to be immediately due and payable.

(c)
If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Obligors, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Obligors, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or the Subsidiary Guaranty upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

13.1	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2	Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii) for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Obligors shall execute and deliver, at the Obligors’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a). Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Obligors may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3	Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)
in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least $100,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Obligors at their own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Obligors may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Obligors will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Obligors in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Obligors made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Obligors pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Obligors will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby or by the Subsidiary Guaranty are consummated, the Obligors will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for all holders and, if reasonably required by the Required Holders, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Subsidiary Guaranty, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Subsidiary Guaranty, or by reason of being a holder of any Note, (b) the reasonable costs and expenses incurred in connection with the insolvency or bankruptcy of any Obligor or any other Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by the Subsidiary Guaranty, (c) the reasonable costs and expenses incurred in connection with transactions permitted by Section 10.6, and (d) the filing fee charged by the SVO in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provide that the fees under this clause (d) shall not exceed $5,000. The Obligors will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses if any, of brokers and finders (other than those retained by you or another holder in connection with its purchase of the Notes).

15.2.	Survival.

The obligations of the Obligors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Obligors pursuant to this Agreement shall be deemed representations and warranties of the Obligors under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.

(a)
Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)
Payment. The Obligors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)
Consent in Contemplation of Transfer or Prepayment.  Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Obligors, any other Subsidiary or any Affiliate of the Obligors or has agreed to accept a prepayment of its Notes and has provided or has agreed to provide such written consent as a condition to such transfer or prepayment shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes Held by Obligors, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)	if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)	if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)
if to any Obligor or any Subsidiary Guarantor, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, electronic, digital or other similar process and you may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of any Obligor or any other Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by any Obligor or any other Subsidiary or by any Person known to you to be acting in breach of any duty of confidentiality owed to any Obligor or any other Subsidiary, or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of any Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Obligors in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this

Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 20. You agree that for purposes of Regulation FD of the SEC, the provisions of this Section 20 shall constitute a confidentiality agreement within the meaning of Rule 100(b)(2) of Regulation FD.

21.	SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Obligors, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Obligors of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.	RELEASE OF SUBSIDIARY GUARANTOR.

You and each subsequent holder of a Note agree to release any Subsidiary Guarantor from the Subsidiary Guaranty (i) if such Subsidiary Guarantor ceases to be such as a result of an Asset Disposition or other transaction permitted by Section 10.6 or 10.7, or (ii) if such Subsidiary is released as a guarantor under and in respect of the Credit Agreement; provided, however, that you and each subsequent holder will not be required to release a Subsidiary Guarantor from the Subsidiary Guaranty if (A) a Default or Event of Default has occurred and is continuing, (B) such Subsidiary Guarantor is to become a borrower under the Credit Agreement, or (C) such release is part of a plan of financing that contemplates such Subsidiary Guarantor guaranteeing any other Indebtedness of the Company. Such Subsidiary Guarantor shall automatically be released from the Subsidiary Guaranty upon the delivery to the holders of the Notes of a certificate from a Senior Financial Officer of the Company stating that the circumstances described in either clause (i) or (ii) exist and none of the circumstances described in clauses (A), (B) and (C) above are true. If any fee or other form of consideration is given to any holder of Indebtedness of the Company for such release, holders of the Notes shall receive equivalent consideration.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

23.3.	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided, however, that for purposes of determining compliance with the covenants set forth in Sections 10.1 through 10.5 and Section 10.7, all computations shall be based on GAAP as in effect on the date of the Closing applied on a basis consistent with that used in the preparation of the most recent audited consolidated financial statements of the Company listed in Schedule 5.5.

23.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.5.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.6.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.7.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

23.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a)
Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the Subsidiary Guaranty. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)
Each Obligor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)
Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.9.	Independent Obligation; Waiver.

The obligations of each Obligor under this Agreement and the Notes are joint and several and are independent of the obligations of the other Obligors or any guarantor, and a separate action or actions may be brought and prosecuted against each Obligor, whether or not any other Obligor or guarantor is joined in any such action or actions. Each Obligor waives any right to require the holders of the Notes to (i) proceed against any other Obligor, any guarantor or any other party, (ii) proceed against or exhaust any security, if any, held from any Obligor, any guarantor or any other party, or (iii) pursue any other remedy in such holders’ power. Each Obligor waives any defense based on or arising out of suretyship or any impairment of security held from any Obligor, any guarantor or any other party or on or arising out of any defense of any other Obligor, any guarantor or any other party other than the indefeasible payment in full in cash of the obligations under this Agreement and the Notes, including any defense based on or arising out of the disability of any other Obligor, any guarantor or any other party, or the unenforceability of such obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Obligor, in each case other than as the result of the payment in full in cash of such obligations.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Obligors, whereupon the foregoing shall become a binding agreement between you and the Obligors.

Very truly yours,

FURNITURE BRANDS INTERNATIONAL, INC.

By:	/s/ Lynn Chipperfield
Name:	Lynn Chipperfield
Title:	Chief Administrative Officer and
Senior Vice President

SUBSIDIARY CO-OBLIGORS

BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

By:	/s/ Lynn Chipperfield
Name:	Lynn Chipperfield
Title:	Vice President

The foregoing is agreed
to as of the date thereof.

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By:	/s/ Brian Lemons
Vice President

GIBRALTAR LIFE INSURANCE CO.,
LTD.

By:	Prudential Investment Management
(Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as
Sub-Adviser

	By:	/s/ Brian Lemons
Vice President

GATEWAY RECOVERY TRUST

By:	Prudential Investment Management, Inc., as
Asset Manager

	By:	/s/ Brian Lemons
Vice President

ZURICH AMERICAN INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as
its General Partner)

	By:	/s/ Brian Lemons
Vice President

AMERICAN MEMORIAL LIFE
INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Brian Lemons
Vice President

UNION SECURITY INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Brian Lemons
Vice President

AMERICAN SECURITY INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Brian Lemons
Vice President

UNITED SERVICE PROTECTION CORP.

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Brian Lemons
Vice President

ING USA ANNUITY AND LIFE
INSURANCE COMPANY

ING LIFE INSURANCE AND ANNUITY
COMPANY

RELIASTAR LIFE INSURANCE
COMPANY

SECURITY LIFE OF DENVER
INSURANCE COMPANY

By:	/s/ James V. Wittich
Name:	James V. Wittich
Title:	Senior Vice President

TRANSAMERICA LIFE INSURANCE
COMPANY

By:	/s/ Christopher D. Pahlke
Name:	Christopher D. Pahlke
Title:	Vice President

THE GUARDIAN LIFE INSURANCE
COMPANY OF AMERICA

By:	/s/ Barry Scheinholtz
Name:	Barry Scheinholtz
Title:	Private Placements Manager

BANKERS LIFE AND CASUALTY
COMPANY

CONSECO LIFE INSURANCE COMPANY

CONSECO SENIOR HEALTH INSURANCE
COMPANY

CONSECO HEALTH INSURANCE
COMPANY

WASHINGTON NATIONAL INSURANCE
COMPANY

By:	/s/ Timothy L. Powell
Name:	Timothy L. Powell
Title:	Vice President

AMERUS LIFE INSURANCE COMPANY

By:	AmerUs Capital Management Group, Inc., its
authorized attorney-in-fact

	By:	/s/ Roger D. Fors
	Name:	Roger D. Fors
	Title:	Vice President-Private Placements

AMERICAN INVESTORS LIFE INSURANCE
COMPANY

By:	AmerUs Capital Management Group, Inc., its
authorized attorney-in-fact

By:	/s/ Roger D. Fors
Name:	Roger D. Fors
Title:	Vice President-Private Placements

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests, and (c) any other Person who is a director, officer or partner of such Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of an Obligor.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49,079 (2001)), as amended.

“Asset Disposition” means the sale, lease, conveyance, disposition or other transfer of any assets other than:

(a)	those made by a Subsidiary to an Obligor or another Wholly Owned Subsidiary or by an Obligor to another Obligor; or

(b)	inventory held for sale or lease;

(c)	equipment, fixtures, supplies or materials no longer required in the operation of the business of the Obligors or any other Subsidiary or that is obsolete;

(d)	assets subject to licenses, leases or subleases entered into in the ordinary course of business and not interfering in any material respect with the business of the Obligors; and

(e)	accounts receivable sold or discounted without recourse in connection with the compromise or collection thereof.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any

Schedule B

day other than a Saturday, a Sunday or a day on which commercial banks in New York City or St. Louis, Missouri are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capitalized Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Change of Control Event” means, the (i) acquisition through purchase or otherwise by any Person, or group of Persons acting in concert, directly or indirectly, in one or more transactions, of beneficial ownership or control of securities representing more than 50% of the combined voting power of the Company’s Voting Stock (including the agreement to act in concert by Persons who beneficially own or control securities representing more than 50% of the combined voting power of the Company’s Voting Stock), or (ii)  entering into by the Company of a written agreement providing for or contemplating an acquisition described in clause (i) hereof. The date on which the acquisition described in clause (i) of the first sentence occurs is referred to as the “Effective Date of the Change of Control.”

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Furniture Brands International, Inc., a Delaware corporation.

“Confidential Information” is defined in Section 20.

“Consolidated Current Liabilities” means, as of any date, the amounts that would be classified as consolidated current liabilities of the Company and its Subsidiaries at such time in accordance with GAAP in a consolidated balance sheet, but excluding the current portion of any Indebtedness under the Credit Agreement and any other Indebtedness that would otherwise be included therein.

“Consolidated Debt” means, as of any date, the remainder of (i) the sum of (x) Indebtedness of the Company and its Subsidiaries at such time determined on a consolidated basis with respect to borrowed money or other obligations of such Persons which at such time would appear on the balance sheet of such Persons as Indebtedness (including unreimbursed drawings under letters of credit and unreimbursed payments under acceptances (each as provided for under the Credit Agreement), but excluding Consolidated Current Liabilities and deferred tax and pension liabilities) and (y) without duplication, the aggregate amount of all of the Contingent Obligations of the Company and its Subsidiaries less (ii) the amount of unrestricted cash in

2
Schedule B

excess of $5,000,000 shown on the consolidated balance sheet of the Company and its Subsidiaries at such time.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) all provisions for federal, state and other income taxes, (iii) depreciation expense, (iv) amortization expense, including amortization of goodwill and other intangible assets, and (v) all provisions for non-cash impairment charges associated with closed facilities or sales of assets other than inventory sold in the ordinary course of business. If, during the period for which Consolidated EBITDA is being calculated, the Company or any Subsidiary has acquired or disposed of one or more Persons (or the assets thereof) in any transaction or group of related transactions, the fair market value (determined in good faith by the Company) of which exceeds $25,000,000, Consolidated EBITDA shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, to the extent deducted in calculating Consolidated EBITDA for such period, Consolidated Net Rental Expense. If, during the period for which Consolidated EBITDAR is being calculated, the Company or any Subsidiary has acquired or disposed of one or more Persons (or the assets thereof) in any transaction or group of related transactions, the fair market value (determined in good faith by the Company) of which exceeds $25,000,000, Consolidated EBITDAR shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.

“Consolidated Fixed Charges” means, for any period, the sum of Consolidated Interest Expense and Consolidated Net Rental Expense.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period (including capitalized interest and the interest component of Capitalized Lease Obligations) determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means for any period, the net after tax income of the Company and its Subsidiaries determined on a consolidated basis, without giving effect to any extraordinary gains or losses; provided that (without duplication of exclusions) (i) the net income (to the extent positive) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly Owned Subsidiary, (ii) to the extent Consolidated Net Income reflects amounts attributable to minority interests in Subsidiaries that are not Wholly Owned Subsidiaries, Consolidated Net Income shall be reduced by the amounts attributable to such minority interests, (iii) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends and distributions by that Subsidiary of net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or

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any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iv) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (v) the cumulative effect of a change in accounting principles shall be excluded

“Consolidated Net Rental Expense” means, for any period, the rent expense of the Company and its Subsidiaries under all leases other than Capital Leases for such period, less any related income from subleases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, the consolidated stockholders’ equity of the Company and its Subsidiaries as of such date, determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Agreement” means the Credit Agreement dated as of April 21, 2006, among the Company and each Subsidiary Co-Obligor, as borrowers, various lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Bank, National Association, Wachovia Bank, National Association and Wells Fargo Bank, NA, as co-syndication agents, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole bookrunner and sole lead

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arranger, as such agreement may be hereafter amended, modified, restated, supplemented, replaced, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)	the government of

	(i)	the United States of America or any state or other political subdivision thereof, or

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	(ii)	any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)	to purchase such indebtedness or obligation or any property constituting security therefor;

(b)
to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)
to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)	otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead-based paint, radon gas or similar restricted, prohibited or penalized substances).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

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“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)
all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (excluding accounts payable arising in the ordinary course of business);

(b)	the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit;

(c)
all Indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property);

(d)	the aggregate amount required to be capitalized under leases under which such Person is the lessee;

(e)	all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations);

(f)	all Contingent Obligations of such Person; and

(g)
all obligations under any (i) interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement, or (ii) foreign exchange contract, currency swap agreement or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any original purchaser of a Note and (b)  any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

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“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Material Subsidiary” means each Subsidiary that (i) owned as of the most recently completed fiscal quarter (or, in the case of an acquired Subsidiary, on a pro forma basis would have owned) assets representing in excess of 10% of the Consolidated Total Assets of the Company as of the end of such fiscal quarter or (ii) generated (or in the case of an acquired Subsidiary, on a pro forma basis would have generated) annual revenues in excess of 10% of the Company’s consolidated total revenues for the most recently completed fiscal year.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2.

“Notes” is defined in Section 1.

“Obligor” means each of the Company and the Subsidiary Co-Obligors.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Purchasers” is defined in Section 2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

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“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) Indebtedness of the Obligors and any other Subsidiaries secured by Liens not otherwise permitted by Sections 10.5(a) through (k), and (b) Indebtedness of a Subsidiary that is not an Obligor not otherwise permitted by Sections 10.4(a) through (d).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” means each purchaser listed in Schedule A.

“QPAM Exemption” is defined in Section 6.2(d).

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by an Obligor or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Source” is defined in Section 6.2.

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“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership, joint venture or limited liability company if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or limited liability company can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Co-Obligor” means each of Broyhill Furniture Industries, Inc., a North Carolina corporation; HDM Furniture Industries, Inc., a Delaware corporation; Lane Furniture Industries, Inc., a Mississippi corporation; and Thomasville Furniture Industries, Inc., a Delaware corporation.

“Subsidiary Guarantor” is defined in Section 1.

“Subsidiary Guaranty” is defined in Section 1.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“this Agreement” or “the Agreement” is defined in Section 17.3.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Subsidiaries at such time.